F&C

Code of Ethics

March 2007

Introduction

The honesty, integrity and ethical behaviour of all F&C employees is fundamental to the reputation and success of the F&C Group as a whole. To this end, this Code of Ethics ("the Code") sets out standards and provides guidelines for the way in which all Group employees should operate on a day-to-day basis.

This Code is made available to and applies to all employees within the F&C Group, save for the section on disclosure of personal holdings which only applies to access persons as defined below. It is not intended to be an exhaustive set of procedures for employees to follow, rather it sets out the general principles of conduct which should be adhered to and the fiduciary obligations we have towards our customers.

Additional detailed guidance on matters covered in the Code are contained in the Group Compliance Manual, the PA Dealing Rules, the Restricted Dealing Policy, the Market Abuse Handbook, the IT Security Policy, and the Whistleblowing procedure, which all staff are required to familiarise themselves with. These are maintained on the company intranet site, Focus.

All supervised persons must submit a written acknowledgement of their receipt and acceptance of the Code.

Definitions

access person:

An access person is a supervised person who has access to non-public information regarding purchase or sale of securities for or current portfolio holdings within US client accounts, is involved in making securities recommendations to such clients or who has access to such recommendations that are non-public.

Access person will include portfolio management personnel and all other employees who have information about investment recommendations whose effect may not yet be felt in the marketplace; as such they may be in a position to tale advantage of their inside information.

associate:	In relation to F&C means any Director or Secretary of F&C Asset Management PLC or any company in the F&C Group.
business associate:

Means a person who has a business relationship with a Director, officer or employee such that the Director, officer or employee has influence over that person's judgement as to how to invest his/her property or exercise any rights attaching to his/her investments.

inside information:

inside information is information of a precise nature which:

  is not generally available,

  relates, directly or indirectly, to an issuer(s), and

  would, if generally available, be likely to have a significant effect on the price of the investments or on the price of related investments.

In relation to a person charged with the execution of orders, inside information includes information conveyed by a client and related to the client's pending orders which:

  is of a precise nature;

  is not generally available;

  relates, directly or indirectly, to an issuer(s); and

  would, if generally available, be likely to have a significant effect on the price of the investments or the price of related investments;

insider:

any person who has inside information

  as a result of his membership of the administrative, management or supervisory bodies of an issuer of qualifying investments,

  as a result of his holding in the capital of an issuer of qualifying investments,

  as a result of having access to the information through the exercise of his employment, profession or duties,

  as a result of his criminal activities, or

  which he has obtained by other means and which he knows, or could reasonably be expected to know, is inside information.

precise:

information is precise if it:

  indicates circumstances that exist or may reasonably be expected to come into existence or an event that has occurred or may reasonably be expected to occur; and

  is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of investments or related investments;

reportable securities:

  stocks and shares in UK and overseas companies;

  gilts, loan stock, bonds and other debentures or debt securities (either directly or through a purchase mechanism such as an investment trust saving scheme);

  warrants, options, futures and other derivatives including spread betting where the transaction is stock market related;

  units in regulated or unregulated collective investment schemes, e.g. UK authorised unit trusts or offshore mutual funds, shares in open ended investment funds; and

  Personal Equity Plans, Individual Savings Accounts

Note: Reportable securities do not include Life Policies.

significant effect on price:

information would be likely to have a significant effect on price if and only if it is information of that kind which a reasonable investor would be likely to use as part of the basis of his investment decisions.

supervised person:

Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of F&C Management Limited and F&C Emerging Markets Limited, as investment managers with dual FSA and SEC registrations, , or other person who provides investment management services on behalf of these entities and is subject to their supervision and control.

Statement of General Principles

F&C owes an overriding duty of care to its customers to treat them fairly and to exercise its business with integrity. The following general principles must be applied in the conduct of our business:

  all employees must familiarise themselves with and abide by the core principles of business as contained in the Group Compliance Manual;

  all employees should at all times exercise honesty, objectivity and diligence in performing their duties and fulfilling their responsibilities;

  all employees are loyal to the firm and its clients;

  no employee should act in a manner which will discredit any of client or the firm;

  employees should avoid any conflicts of interest with clients or the firm and, if such a conflict arises, declare it and involve an independent third party from within F&C to ensure that fair treatment is applied to all parties;

  no employee should place him/herself in a position where he / she contravenes any law, or regulation relevant to the firm's business;

  no employee should use confidential information for personal gain nor should confidential information be divulged to third parties;

  no employee should personally accept any gift of significant value from a business associate except in accordance with Group policy. Such items received should be dealt with in accordance with the relevant Group policy;

  employees should at all times maintain the highest standards of dignity and competence and should encourage all others with whom they have dealings to adopt the same standards; and

  the firm and its employees should not seek to do business with third parties who do not place a high degree of importance on ethics and integrity in respect of their business dealings.

Where, for any reason, an employee breaks or believes he / she may have broken one of these general principles, he / she must immediately report the issue to his or her line manager. Deliberate breaches may result in the imposition of sanctions on the employee, including suspension or dismissal.

Standards of Conduct

Compliance with Laws and Regulations

All employees must comply with US federal securities laws to the extent applicable to them in particular, relevant provisions of the Securities Act 1933, the Investment Advisers Act 1940, the Securities Exchange Act 1934 and the Investment Company Act 1940 as well as with applicable rules of the FSA. Specifically, employees are not permitted:

  To defraud such client in any manner;
  To mislead such client, including making a statement that omits material facts;
  To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
  To engage in any manipulative practice with respect to such client; or
  To engage in any manipulative practice with respect to securities including price manipulation.

Conflicts of Interest

F&C is prohibited from advising, or dealing in the exercise of discretion regarding a transaction where there is a conflict of interest with a client, unless we take reasonable steps to ensure the client is treated fairly. While conflicts of interest may arise, areas of possible compromise already exist within the business. These are recorded under the relevant section in the Compliance Manual. Any member of staff identifying a conflict of interest or an area of potential conflict should bring the matter to the attention of the Audit, Risk & Compliance Department.

Reporting Violations of the Code

Employees are often the first to know when something goes wrong or is inappropriate in an organisation. However, it is recognised that employees can be reluctant to report any wrongdoing in the workplace, or raise matters of genuine concern, for fear of reprisal or victimisation.

To this effect F&C maintains a whistle blowing procedure which applies to all employees. This procedure reinforces the importance of openness and ensures that employees are protected from being victimised for bringing issues and problems to the attention of management. F&C supports this legislation and believes it:

  will encourage a culture of openness, accountability and integrity will contribute to the efficient running of the organisation and the delivery of services will help uphold the reputation of the organisation, and maintain public confidence

All violations of the General Principles, the Standards of Conduct, or this Code of Ethics must be reported to the Head of Audit Risk and Compliance. All persons who report violations are protected under the whistle blowing procedure.

Employee Dealing in Securities

The overriding principle in all our dealings is that we place the interests of our clients first. To assist in ensuring that we live up to this principle, the F&C Group has put in place employee PA Dealing Rules which set out the procedures to be followed in respect of personal account dealing. The PA Dealing Rules not only provide protection to the Group's clients but also protection for the Group itself and for individual employees. The rules apply equally to all employees which for these purposes include Directors, full time employees, part-time and temporary employees, consultants and secondees of all F&C Group companies. Employees should remember that the spirit is as important as the letter of the rules.

If any employee is unsure as to whether they are allowed to deal in a particular investment, they should consult the Audit, Risk & Compliance Department.

Extract from PA Dealing Rules (Available on Focus)

The F&C Group encourages responsible savings and investments by employees consistent with the philosophy of long-term equity investment. Employees are entitled to manage their own affairs efficiently and are not expected to refrain from personal dealing; however, employees must accept that the nature of our business imposes some limitations and restrictions on the dealings in which employees can engage and reduces the extent to which employees can claim complete privacy for their own personal financial transactions.

Particular care and integrity is expected of employees who should always consider carefully whether they or the F&C Group could be open to any criticism, comment or embarrassment after the event, whether justified or not, should such dealing become known to the company concerned, to regulators or made public in any way whether within or outside the F&C Group.

It must be recognised that dealing in securities is fundamental to our business and no employee personal dealing activities will be tolerated therefore which might in any way endanger the business reputation of the F&C Group. Furthermore, the personal dealings of employees must not interfere with the performance of their duties to F&C or conflict with the interests of our clients.

The F&C Group PA Dealing Rules have been designed to ensure that:

  the personal dealings of employees do not disadvantage clients;
  personal deals are undertaken in a manner which avoids actual or potential conflicts of interest;
  personal deals conform with regulatory and legal requirements and best practice as amended and updated from time to time;
  employees do not take inappropriate advantage of their position or abuse their position of trust and responsibility;
  employees are fully informed of what is expected of them;
  the highest standards of ethics and integrity are maintained; and
  appropriate controls and monitoring arrangements are implemented and maintained.

Employees are permitted to undertake personal dealing subject to the requirements, limitations and restrictions set out in the PA Dealing Rules. All employees who wish to deal for their own account should familiarise themselves with these Rules and abide by them.

Non-public Information

The law requires that:

  a person with inside information about a company (an "insider") may not deal in the securities of the company concerned;

  an insider may not encourage anyone else to deal in the reportable securities; and

  an insider may not pass the information on to anyone else except in the proper performance of his employment, office or profession.

Violations of the law may give rise to civil as well as criminal liability and result in an unlimited fine or imprisonment.

Inside information

Inside information is information about particular securities or issues of securities which is specific or precise, which has not been made public and which, if it were made public, would be likely to have a significant effect on the price of any securities. Examples of inside information would include annual and half-yearly results, information relating to take-over bids or other major deals.

From time to time a limited number of employees may be made Insiders in relation to Inside Information concerning F&C, or one of the Investment Trusts which we manage, or companies which we research, or in which we invest. In circumstances where employees become insiders, they are reminded of their obligations to maintain the strictest confidentiality in relation to such information and the prohibition on any client or personal account dealing. Company secretarial staff are responsible for updating the restricted list, in advance of the regular banned periods for F&C Asset Management plc and the Investments Trusts. Fund Management personnel are responsible for updating the restricted list with any investee company dealing bans.

In certain instances it may be appropriate for F&C Asset Management plc not to record a dealing ban on its own shares in the restricted list because the information is particularly price sensitive and known only to a few people and there is no desire to make the ban known widely and create speculation. In these circumstances the people responsible for approving deals (i.e. directors or dealers) will be notified that the stock is banned but has not been placed in the bans register due to the confidentiality of the position. If the dealer or authorising signatory is in any doubt they should consult the F&C Group Company Secretary prior to undertaking the transaction.

There are detailed requirements concerning non-public information and these have been detailed in the F&C Market Abuse Handbook, the PA Dealing Rules, and the Restricted Dealing Policy. Reference should also be made to the Data Protection policy and the F&C Information Security policy.

PA Dealing Procedures

The PA Dealing Rules apply equally to all employees irrespective of location or position. Employees for the purposes of the rules include F&C Directors, full time employees, part-time and temporary employees, consultants and secondees to the F&C Group.

Directors of F&C Asset Management plc (FCAM) are also subject to the Rules contained in the UKLA Model Code http://fsahandbook.info/FSA/html/handbook/LR/9/Annex1 when dealing in the securities of FCAM.

The PA Dealing Rules also apply to persons who are "connected persons" of employees. Connected persons of employees capture: immediate family such as a husband, wife, or civil partner, a child or step child who is under the age of 18 years. It also captures business associates and any other relationships where the employee has direct or indirect influence or control over the personal dealings of the connected person.

Investments and Transactions

The PA Dealing Rules apply to the following types of investments and transactions:

Investments

  shares;

  convertibles;

  corporate and other bonds;

  warrants;

  options, futures and other derivatives including spread betting where the transaction is stock market related;

  foreign exchange transactions of an investment nature;

  shares of listed investment trusts whether managed by the F&C Group or not; and

  units or shares in open ended funds managed or advised by the F&C Group (if the open ended fund is not managed by the F&C Group the transaction is exempt from obtaining permission in accordance with this policy).

These types of investments are included whether the investments are listed or unlisted and whether they are held directly or at the discretion of the employee within a tax efficient or other wrapper such as a savings plan or a self select pension plan. In the UK this captures investments such as ISAs and PEPs, in Portugal, retirement and education plans, and in The Netherlands, NL annuities, early retirement plans and life circle plans.

Transactions

  buying;
  selling;
  subscribing for new issues;
  taking up of rights issues (or similar); and
  subscriptions and redemptions of open ended funds.

Authorisation Procedure

SEC regulation requires that a code of ethics must require that access persons obtain the investment adviser's approval before investing in an initial public offering ("IPO") or private placement of securities. However, all employees must obtain permission to deal in accordance with the approval requirements of the PA Dealing Rules prior to executing any transaction whatsoever. Furthermore, no deals in US IPOs or US private placement offerings are permitted to be entered into by employees.

Before dealing, an employee must complete a PA Dealing Approval Request form and obtain the appropriate approvals in accordance with the approved signatory list set out in Appendix 1 of the Rules. The form is available on Focus under Audit, Risk & Compliance / Forms. Once the form has been completed Dealing Support will assign a reference number and give a copy of the authorised form to the employee for their records.

Approved PA Dealing signatories may not approve their own deals.

Once a reference number has been assigned, and approval has been granted, employees can then execute the deal through their bank / broker.

Authority to deal is valid for a period of 2 working days after it has been obtained. If the deal has not been effected before this period expires, new approval must be obtained.

Copies of all contract notes should be sent to the Dealing Support Team at Exchange House. They are responsible for maintaining the Group PA Dealing files. All PA Dealing records are held securely and confidentially.

Employees based outside Exchange House should email completed PA Dealing Approval Request forms to the email box "Dealing Support Team" who will obtain the necessary approvals for them.

Provided dealing requests are received within a reasonable time, Dealing Support will undertake to obtain approval by the close of business on the day the request was received; however, this is subject to business as usual, where deals for clients must of course take priority over employee deals.

Employees following up approvals concerning PA Dealing requests should contact the Dealing Support team in the first instance.

Directors of FCAM must obtain permission to deal from the Chairman or in his absence the CEO or the Chairman of the Audit and Compliance Committee before dealing in the shares of FCAM. All transactions must be reported immediately to the Company Secretary for notification to the Stock Exchange and thereafter to the Board at the following Board Meeting.

Rules to be Considered Prior to Seeking and Granting Consent

In considering whether to grant permission for a deal, the signatory concerned will take into account the rules set out below and all other relevant regulations. Employees seeking consent to deal must be aware of these rules and should not seek consent where the proposed deal would infringe one or more of the rules. Signatories should ensure relevant checks have been made with the dealers in relation to dealing bans and outstanding client orders.

No director, officer or employee may deal on their own behalf or on behalf of a connected person if they know or ought reasonably to know that:

  F&C has an un-executed client order in relation to the investment concerned or any other investment whose price is likely to be influenced by the price of the investment concerned e.g. warrants or convertibles. This can be checked against the records of outstanding orders held by the dealing room;

  the relevant employee has in their possession any inside information regarding the investment;

  F&C has in its possession results of research and analysis relating to the investment concerned or any other investment whose price is likely to be influenced by the price of the investment concerned e.g. warrants or convertibles and we or one of our "associates" (as defined the glossary) is to publish those results or recommendations based on them;

  a client or any other party to the deal (if known at the time) is prohibited from dealing in the investment concerned, or any other investment whose price is likely to be influenced by the price of the investment concerned, by any applicable law, and the deal would involve the person wishing to deal in a conflict of interest with any F&C client or with their duty to any F&C client.

No deals will be permitted in the shares of any investment companies, trusts or funds managed or advised by F&C during periods when such transactions are not allowed. Details of such closed periods are recorded in the restricted list.

Investments made with short-term considerations in mind will not be permitted. Employees will not be permitted to sell shares purchased within a 30-day period. Investments made by directors, officers and employees of F&C should only be of the nature of long term investment and not of a trading nature. Consent to the purchase of privatisation issue shares or initial offers, etc, must still be obtained in the normal way.

Selling short will not be permitted, nor will purchasing where there are insufficient funds for settlement.

Dealing in futures, options or contracts for differences (including spread betting on financial indices) will not be permitted.

No deals in US Initial Public Offerings (IPOs) or US private placement offerings will be permitted.

Employees are discouraged from requesting price limits on a personal deal.

No employee may participate in the placement of a line of stock which has become available on favourable terms, if to do so would cause any prejudice or potential prejudice to any F&C client.

From time to time dealing bans may be placed on certain shares. The shares of the companies which are subject to such dealing bans will be the responsibility of specific directors or fund managers who will be responsible for placing and lifting such bans. No deals will be permitted in shares that are banned. However, in certain circumstances a "referred ban" may be placed on a stock. This means that any proposed dealing must be referred to the director who has placed the ban. The director concerned may allow an employee to deal in a stock subject to a referred ban if, and only if, the director is satisfied that the employee concerned is not himself aware of any "inside information".

Investment in unquoted companies is permitted provided that no conflicts of interest exist.

Conflicts of interest may arise if directors, officers or employees of F&C were to deal in securities at or around the same time that the market price of those securities was being influenced by client dealings. Accordingly, F&C employees are subject to a "dealing freeze" in relation to any security being considered for client investment. Securities may not be purchased or sold at any time when a client investment in the particular security is being contemplated or is pending. Nor may securities be purchased or sold during a period of at least 5 business days after any client has dealt in that particular security unless dealing in FTSE-100, DJ Eurostoxx 50, or PSI-20 companies for an amount less than or equal to 20,000 Euros.

Initial purchases and sales of retail savings schemes managed or advised by F&C and other savings schemes including shares e.g. an investment trust ISA or share scheme require prior consent to deal. In addition, a first investment or sale in a scheme may not be made at a time when the employee is otherwise prohibited from dealing.

If an employee is prohibited from dealing due to any of the above circumstances, they must not:

(i) encourage any other person to carry out the deal in question, or

(ii) communicate any confidential information to any third party.

Deals executed without Employee's Control or Knowledge

In some circumstances deals may be executed in circumstances without the employee's control and knowledge e.g. where the employee has appointed a third party discretionary fund manager to act on their behalf, either generally or under a PEP or ISA. It is not necessary for employees to obtain prior consent for such deals provided the deal is executed without reference to the employee and the employee does not initiate or influence the investment decision. Where the employee discusses any proposed purchase / sale with their manager, the deal will be subject to the standard authorisation procedures set out above. The Head of Audit, Risk and Compliance may require employees to provide information on and copies of any discretionary investment management contract entered into with a third party. The employee will still however be required to provide an annual declaration of their investments.

Dealings by Connected Persons

Directors, officers and employees shall take all reasonable steps to ensure that Connected Persons, when they are dealing on their own account, observe the above requirements as if they applied to them. But this does not apply to a Connected Person who is a director, officer or employee of another firm or company which is authorised under the Financial Services and Markets Act, 2000, when that Connected Person is acting on their own account. This is because such a director, officer or employee will be subject to the PA Dealing Rules of their respective employer.

Group Products

F&C operates a number of "retail products" such as savings schemes, PEPs and ISAs with the underlying investments in F&C collective investment schemes or investment trusts. The rules set out above apply equally to investments in F&C's retail products. However, where a "savings" product is being invested in (i.e. a product where a regular amount of money is invested into one or more of the "retail products" managed by F&C) it is sufficient for the authorised signatory giving consent to the investment to ensure that these rules are met at the time the saving is started. In particular, the authorised signatory must check that there is no dealing ban on the stock at the time of the initial investment. The imposition of subsequent dealing bans will not require the regular savings to be interrupted.

Disclosure of personal holdings

To assist in the compliance monitoring of employee transactions, all F&C Group employees including access persons are required to disclose all personal securities holdings, upon commencement of employment and annually thereafter. The minimum level of information required includes a listing of securities names and the number of each security held and the broker/dealer through which the access person maintains an account.

The initial holdings report must be submitted no later than 10 days after the person becomes an employee and the information must be current as of the date the person became an employee.

Annual holdings reports must be submitted annually and the information must be current as of a date no more than 45 days before the report is submitted.

The rules also require quarterly reports of all personal securities transactions by access persons. It is noted, however, that F&C is exempt from this requirement as trade confirmations are received for all PA deals as they occur in relation to all employees. Records of all PA deals are maintained by the Centralised Dealing function.

For the purposes of these reporting requirements, holdings of connected persons and details of investments held in discretionary portfolios should be included in the disclosure.

Gifts, Benefits and Corporate Hospitality Policy

F&C must act with honesty and integrity and pay due regard to the interests of its clients and treat them fairly. The over-riding principle is that any gift, benefit, corporate hospitality or other form of inducement, should be rejected, or not offered, where acceptance, or provision, could reasonably influence an employee, or recipient, to place reciprocal business, or otherwise act, in a manner that causes conflict with any responsibilities to our clients and/or our regulatory duties.

Excluding amounts under £10/€15, all employees receiving or providing any gift, benefit or corporate hospitality are, within 48 hours of receipt of the gift, benefit or CH invitation, required to:

  Complete the GBCH form;

  Submit the form for approval by the relevant individual as detailed in the policy;

  Send the form to the GBCH Administrator in Audit Risk and Compliance.

Forms are filed and the details recorded on a central register. The register is regularly reviewed for compliance with this policy as part of the Compliance Monitoring

Gifts and benefits:

  Subject to a £10/€15 de-minimus, all gifts and benefits should be recorded regardless of whether approved or rejected;

  Cash gifts must not be accepted, irrespective of value. The details should be recorded as per this policy, and returned to the source as quickly as possible. No other options are permissible;

  Gifts offered or received by F&C staff must be returned or refused if the value or frequency might reasonably be expected to induce F&C or any of its employees to act in a manner that could conflict, or appear to conflict, with duties to our clients;

  Value £10/€15 to £250/€400 - Complete the GBCH form and pass to line manager for approval and send completed form to ARC;

  Value over £250/€400 - Complete the GBCH form, forward to head of area for approval and send completed form to ARC;

  Providing Gifts - Follow the usual expenses authorisation procedures and complete the GBCH form, pass to line manager for approval and send completed form to ARC;

  A maximum value is deliberately not stated. However, where the value is over £500/€750 approval should only be given after further consideration of the over-riding principle by the head of area;

  If a gift is not approved either donate to charity, or return to the donor.

Corporate Hospitality

Subject to a £10/€15 de-minimus all non-business related corporate hospitality should be recorded regardless of whether approved or rejected. Examples of non-business events would be tickets to sporting, theatrical or artistic events.

Employees receiving non-business related corporate hospitality have a duty to seek prior approval from their line manager. It is recognised that, by their unexpected nature, it is sometimes not possible to complete this process before the event takes place. However every effort should be made to complete and obtain sign-off of the GBCH form as close to the date of the event as possible.

Non-Business Related Corporate Hospitality must not be offered or received by F&C employees if the value or frequency might reasonably be expected to influence an employee to act in a manner that causes conflict with our duties and responsibilities, or which would influence a recipient to act in a manner which conflicts with their duties and responsibilities.

Business related hospitality is an event where the agenda/intent is purely business including net-working, e.g. conference seminar, it can also include meals and/or drinks. E.g. business lunch with broker, cocktail parties, etc.

Such events would not be defined as corporate hospitality and therefore recording and approval is not required.

Care should be exercised where the value becomes significant such as all expenses paid trips to conferences and the over-riding principle should always be considered

Directorships

F&C employees shall not at any time during their employment, without prior consent (such consent not to be unreasonably withheld) directly or indirectly, whether on your own behalf, as an employee of any person, company or other undertaking, as a director of any company or otherwise, be engaged, concerned or interested in any business other than that of F&C Asset Management plc or any Associate for which they are required to perform duties.

Compliance with the Code

Supervised persons must report any violation of the Code to the Chief Compliance Officer.

Once a year, the Audit, Risk and Compliance Department will seek confirmation from employees that they have complied in full with the employee dealing rules in the previous 12 month period. Compliance with these rules will be monitored by the Audit, Risk & Compliance Department.

The ARC department will also periodically review the Code and employees adherence to it. This will include, but is not restricted to: review of personnel holdings reports; review of code acknowledgements; review of personnel dealings. All issues arising will be raised directly to the Head of Audit Risk and Compliance.

Record Keeping

Codes of ethics must be kept for 5 years after the last date they were in effect. Supervised person acknowledgments of the code must be kept for 5 years after the individual ceases to be a supervised person. The list of access persons must include every person who was an access person at any time within the past 5 years, even if some of them are no longer access persons of the adviser.

A record of any violation of the code of ethics and of any action taken as a result of the violation must be maintained for 5 years.

Enforcement

A copy of the PA Dealing Rules is given to every employee on commencement of employment, or on any amendment to the rules. Compliance with these rules forms part of the employee's contract of employment. A written acknowledgement in writing is also required from each supervised person confirming that he or she received a copy of this code and any amendments thereafter (reference appendix).

Any employee whose personal dealings breach the letter or spirit of these rules may, at the discretion of the Head of Audit, Risk & Compliance, be prohibited from dealing on their own account and may be required to surrender any profits which resulted from the offending trading.

Any abuse or attempt to circumvent these rules will be considered as grounds for disciplinary action in accordance with the normal Group procedures. Failure to comply with the rules is a serious disciplinary offence and may result in dismissal.